UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

QUINCE THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

QUINCE THERAPEUTICS, INC.

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2026 SPECIAL MEETING OF STOCKHOLDERS

This supplement (“Supplement”) relates to the notice of special meeting of stockholders and definitive proxy statement of Quince Therapeutics, Inc., a Delaware corporation (sometimes referred to as “the Company,” “we” and “our”), previously filed by us with the Securities and Exchange Commission (the “SEC”) on August 25, 2026 (the “Proxy Statement”), and furnished to our stockholders in connection with the solicitation of proxies by our board of directors (the “Board”) for the 2026 special meeting of stockholders to be held on October 6, 2026, or any postponement or adjournment thereof (the “Special Meeting”).

The purpose of this Supplement is to provide updated information relating to the expected composition of the Board and its committees following the Special Meeting if the Required Company Stockholder Proposals (as defined below) are approved. Except as supplemented by the information contained herein, this Supplement does not revise or update any of the information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

Director Resignations

On September 30, 2026, each of June Bray, David Lamond and Christopher Senner (collectively, the “Resigning Directors”) tendered conditional resignations from the Board, in each case effective as of two business days following the conclusion of the Special Meeting, and contingent upon the approval by the Company’s stockholders of the following three proposals to be presented at the Special Meeting (the “Effective Time”):

•

To approve the issuance of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) upon conversion of the Company’s Series C Non-Voting Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”) and exercise of warrants to purchase shares of Series C Preferred Stock and options to purchase shares of common stock of Orphai Therapeutics, LLC, which (a) will represent more than 20% of the shares of Common Stock outstanding pursuant to Nasdaq Listing Rule 5635(a) and (b) may, together with certain changes to management and the Board, result in the change of control of the Company pursuant to Nasdaq Listing Rule 5635(b) (the “Conversion Proposal”);

•

To approve the issuance of shares of Common Stock, upon conversion of Series C Preferred Stock and upon exercise of warrants to purchase shares of Series C Preferred Stock, each issued in a private placement, pursuant to Nasdaq Listing Rule 5635(d) (the “Minimum Price Proposal”); and

•

To approve an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of Common Stock from 250,000,000 to 275,000,000 (the “Authorized Shares Proposal”, and together with the Conversion Proposal and the Minimum Price Proposal, the “Required Company Stockholder Proposals”).

For a description of the Conversion Proposal, the Minimum Price Proposal and the Authorized Shares Proposal, please refer to the Proxy Statement. The Board’s recommendation with respect to each proposal set forth in the Proxy Statement remains unchanged.

Conditional Appointments of New Directors

In connection with the foregoing, on October 1, 2026, the Board approved the conditional appointments of each of Catherine Bonuccelli, Leone Patterson, James Valentine and Drayton Wise (collectively, the “Incoming Directors”) to the Board, effective as of the Effective Time. Upon the effectiveness of the respective appointments, it is expected that;

•	Ms. Bonuccelli will serve as a Class I director and as member of the Audit Committee and Compensation Committee of the Board;

•	Ms. Patterson will serve as a Class III director and as chair of the Audit Committee and as chair of the Compensation Committee of the Board;

•	Mr. Valentine will serve as a Class I director and as a member of the Audit Committee and as chair of the Nominating and Corporate Governance Committee of the Board; and

•	Mr. Wise will serve as a Class II director and as a member of the Nominating and Corporate Governance Committee of the Board.

Catherine M. Bonuccelli, M.D., age 68

Dr. Bonuccelli has served as principal and owner of CMB Life Sciences Consulting LLC since May 2024. Previously, Dr. Bonuccelli served as Chief Medical Officer of Bellus Health (acquired by GSK plc (NYSE: GSK) in 2023) from August 2019 to April 2024, where she advanced an asset for refractory chronic cough into Phase 3 prior to the company’s acquisition. Prior to Bellus Health, she spent more than 25 years in large pharmaceutical companies in a broad variety of roles of increasing responsibility, including Global Medicines Clinical Vice President for the Inflammation, Neuroscience, & Respiratory Therapeutic Area and Therapy Area Clinical Vice President, Respiratory and Inflammation, at AstraZeneca plc (NASDAQ: AZN), and US Respiratory Therapeutic Area Head at GlaxoSmithKline (now GSK plc (NYSE: GSK)). Dr. Bonuccelli has over 25 years of pharmaceutical experience and expertise in clinical and product development of both respiratory and non-respiratory products across all phases of drug development. Dr. Bonuccelli holds a B.S. in Chemistry from Georgetown University and an M.D. from the Johns Hopkins University School of Medicine. We believe that Dr. Bonuccelli’s extensive clinical and pharmaceutical product development experience qualifies her to serve as a director.

Leone Patterson, age 63

Ms. Patterson served as Executive Vice President, Chief Business Officer and Chief Financial Officer of Zymeworks, Inc. (NASDAQ: ZYME), a biotechnology company focused on developing novel, multifunctional biotherapeutics for difficult-to-treat diseases, from September 2024 to January 2026. Previously, Ms. Patterson served as Chief Financial Officer and Chief Business Officer of Tenaya Therapeutics, Inc. (NASDAQ: TNYA) from June 2021 to July 2024. Earlier in her career, she held several roles at Adverum Biotechnologies, Inc., including Chief Financial Officer from June 2016 to May 2018, Chief Executive Officer from May 2018 to June 2022, and President and Chief Financial Officer from December 2019 to May 2021, as well as at Diadexus, Inc. and Transcept Pharmaceuticals, Inc. Earlier in her career, she served in financial leadership roles at NetApp, Inc. (NASDAQ: NTAP), Exelixis, Inc. (NASDAQ: EXEL), Novartis AG (NYSE: NVS) and Chiron Corporation. Ms. Patterson has served as a director and chair of the audit committee of Kalaris Therapeutics, Inc. (NASDAQ: KLRS) since April 2025. Ms. Patterson has served as a director and chair of the audit committee of Nkarta, Inc. (NASDAQ: NKTX) since April 2020. Ms. Patterson also served as a director and member of the audit committee of Oxford Biomedica (UK) Limited from May 2023 to December 2024. Ms. Patterson also served on the board of directors, as chair of the audit committee, and as a member of the nominating and corporate governance committee, of Eliem Therapeutics, Inc. from June 2020 to January 2023 (Eliem Therapeutics subsequently changed its name to Climb Bio, Inc., which now trades on Nasdaq under the symbol CLYM). Ms. Patterson also served on the board of directors of Adverum Biotechnologies, Inc. from October 2018 to June 2020. Ms. Patterson earned a B.S. in Business Administration and Accounting from Chapman University and an Executive MBA from Saint Mary’s College, and is a Certified Public Accountant (inactive status). We believe that Ms. Patterson’s extensive public company financial leadership, governance and audit committee experience in the biopharmaceutical industry qualifies her to serve as a director.

James Valentine, age 40

Mr. Valentine has served as a Director of Hyman, Phelps & McNamara, P.C., a law firm specializing in food and drug law, since January 2023, and previously served as an Associate of the firm from May 2014 to December 2022. His practice focuses on regulatory matters relating to the development and approval of drugs and biologics, with particular expertise in rare disease drug development and patient-focused drug development. Prior to joining Hyman, Phelps & McNamara, Mr. Valentine held positions at the U.S. Food and Drug Administration, including in the Office of Special Health Issues and the Center for Drug Evaluation and Research’s Office of Regulatory Policy. Mr. Valentine has served on the Board of Directors of the RARE Foundation, formerly the EveryLife Foundation for Rare Diseases, since January 2026 and as Vice Chair since June 2026. Mr. Valentine holds a J.D. from the University of Maryland Francis King Carey School of Law, an M.H.S. from the Johns Hopkins Bloomberg School of Public Health, and a B.A. from the University of Maryland, Baltimore County. We believe that Mr. Valentine’s extensive regulatory and legal experience in rare disease drug development qualifies him to serve as a director.

Drayton Wise, age 51

Mr. Wise served at Insmed Incorporated (NASDAQ: INSM) from February 2014 to April 2025, including as Chief Commercial Officer from May 2022 to April 2025, where he led the global launch of ARIKAYCE across the United States, Europe and Japan, establishing it as one of the top ten non-oncology rare disease launches in the United States, and oversaw commercialization strategy, team buildout, launch readiness and cross-regional execution. Prior to Insmed, Mr. Wise held senior leadership roles at Novartis AG (NYSE: NVS) from 1999 to 2014, including as National Director, Cystic Fibrosis Sales & Account Management from June 2012 to February 2014. During his tenure at Novartis, he contributed to the launch of 14 products across multiple disease areas, including Tobi Podhaler. Mr. Wise has 25 years of leadership experience in global biopharmaceuticals and rare disease commercialization, with a strong focus on rare pulmonary diseases. Mr. Wise holds a B.A. in Business from The Citadel and an M.B.A. from Emory University. We believe that Mr. Wise’s extensive commercial leadership experience in the biopharmaceutical and rare disease industries qualifies him to serve as a director.

Composition of the Committees of the Board

Based on the foregoing, effective as of the Effective Time and contingent on the appointments of the Incoming Directors, it is expected that the membership of the three standing committees of the Board will be as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Leone Patterson (Chair)	Leone Patterson (Chair)	James Valentine (Chair)
Catherine Bonuccelli	Catherine Bonuccelli	Drayton Wise
James Valentine

Additional Information Regarding Voting and Where You Can Find It

Stockholders are urged to read the Proxy Statement, this Supplement and any other relevant documents that the Company has filed or will file with the SEC in connection with the Special Meeting because they contain or will contain important information about the Company and the matters to be voted on at the Special Meeting. Stockholders may obtain, free of charge, copies of the Proxy Statement, this Supplement and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, on the Company’s website at www.quincetx.com, or by contacting the Company’s Corporate Secretary.

If you have already voted and do not wish to change your vote, you do not need to do anything. Your votes will be tabulated as you previously instructed. You may revoke your proxy or change your vote by following the procedures described in the Proxy Statement. If you have not already voted, you may do so by following the procedures described in the Proxy Statement. Any hard copy proxy card or voting instruction form that you may have received previously may continue to be used to vote shares in connection with the Special Meeting.

We urge stockholders to vote and submit proxies in advance of the Special Meeting by one of the methods described in the Proxy Statement. No proxy cards are being furnished by this communication.

Forward-Looking Statements

This Supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding: (i) the expected reconstitution of the Board and its committees following the Special Meeting if the Required Company Stockholder Proposals are approved; (ii) the anticipated effectiveness and timing of the resignations of the Resigning Directors and the appointments of the Incoming Directors; (iii) the expected composition of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee following the Effective Time; and (iv) other statements that are not historical facts. Forward-looking statements are generally identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions. These forward-looking statements are based on the Company’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to: (i) the receipt of stockholder approval of the Required Company Stockholder Proposals; (ii) changes in the expected timing or composition of the Board or its committees; and (iii) other risks and uncertainties described in the Company’s filings with the SEC, including the Proxy Statement. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.